-
















                         Automatic Reinsurance Agreement
                        on a Monthly Renewable Term Basis
                                    effective

                                     1/1/00



                                     between



                       American National Insurance Company

                               (hereinafter referred to as the "Ceding Company")



                                       and



                 Allianz Life Insurance Company of North America
                      General & Cologne Life Re of America
                         Swiss Re Life & Health America
                       Munich American Reassurance Company
                     Gerling Global Life Reinsurance Company

                     (hereinafter referred to as the "Pool")



                                Treaty ID: UL2000

                                            T a b l e o f C o n t e n t s




      Article I                                             Basis of Reinsurance
      Article II                                Mode of Notification and Cession
      Article III                                          Liability of the Pool
      Article IV                                            Plan of Reinsurance
      Article V                                                    Consideration
      Article VI                                                  Tax Procedures
      Article VII                                                  Claims
      Article VIII                                    Change of Original Policy
      Article IX                                                   Accounting
      Article X                                      Expenses of Original Policy
      Article XI                                           Errors and Omissions
      Article XII                                    Changes in Retention Limits
      Article XIII                                         Inspection of Records
      Article XIV                                                  Insolvency
      Article XV                                          Agreement to Arbitrate
      Article XVI                                          Parties to Agreement
      Article XVII                            Duration of Agreement; Termination
      Article XVIII                                                Construction
      Article XIX                                      Effective Date; Execution




      Exhibit I                                     Reinsurance Application Form
      Exhibit II                               Limits and Special Conditions for
                                                                the First Excess
      Exhibit III                               Retention Limits of the Ceding
                                                                       Company
      Exhibit IV                                           Reinsurance Discounts
      Exhibit V                                      Reinsurance Premiums - Life
      Insurance
      Exhibit VI                                        List of Risks Reinsured
      Exhibit VII                                            List of Amendments

                                    Article I
                              Basis of Reinsurance



1. On and after the effective date of this Agreement, the Ceding Company shall automatically cede to the Pool
      90% of its First  Excess on policy plans  covered by this  Agreement.
Exhibit II describes  the policy plans
      and riders covered by this Agreement, defines the First Excess, and sets out certain reinsurance limitations. The Pool shall automatically accept such First Excess, within the limits indicated in Exhibit
      II, provided that the Ceding Company retains its regular retention, as delineated in exhibit III, and has applied its normal underwriting standards. Underwriting risk classification will be determined by use of the Ceding Company's Underwriting Manual or a mutually agreed upon alternative method. The Ceding Company will advise the Pool of any changes in underwriting standards, underwriting requirements or other underwriting criteria prior to implementation. Members of the Pool shall have the right, at any reasonable time, to review risk classification information relating to reinsurance ceded under this Agreement either at the office of the Ceding Company or by periodic requests for such underwriting information.


2. If the Ceding Company is already on the risk for its regular retention under policies previously issued, it may cede automatically to the Pool, within the limits specified in Exhibit II, on the terms on which it would have been willing to accept the risk for its retention.


3. If the Ceding Company retains for its own account less than its regular retention for such risk, it may not bind the Pool automatically.


4. Amounts in excess of the automatic cover outlined in Exhibit II, or amounts on any risk otherwise eligible for coverage hereunder on which the Ceding Company does not care to bind the Pool, may be submitted to any members of the Pool for facultative reinsurance using the reinsurance application attached as Exhibit I.
      In such case, the Ceding Company shall forward to all Pool Members copies of the original applications, all medical examinations or reports, inspection reports and all other information which the Ceding Company may have pertaining to the insurability of such risk, together with a Reinsurance Application (Exhibit I). The members of the Pool, upon receipt of such information, shall promptly notify the Ceding Company of their respective underwriting action.

                                   Article II
                        Mode of Notification and Cession


There will be no individual cessions for risks reinsured hereunder. Instead, each quarter the Ceding Company shall supply the Pool Members with lists containing information for each month of the preceding quarter as shown in
Exhibit VI List of Risks Reinsured and Exhibit VII List of Amendments. All quarterly lists shall be submitted to the Pool Members no later than the thirtieth (30th) day of the following quarter.



                                   Article III
                              Liability of the Pool


The liability of the Pool shall begin and terminate simultaneously with that of the Ceding Company, provided that, in the case of a facultative submission, the Pool has notified the Ceding Company of its acceptance of the risk and the Ceding Company has included such risk in the quarterly List of Risks Reinsured.

The liability of a Pool Member, for a particular policy under which the Company is liable, shall begin and terminate simultaneously with that of the Ceding Company, provided that, in the case of a facultative submission, the Pool Member has notified the Ceding Company of its acceptance. The liability of the Pool Member shall be restricted to its share of the Company's liability as limited by the terms and conditions of the particular policy under which the Company is liable.

The amount of coverage provided by the Pool under a Conditional Receipt (or Interim Receipt) will not exceed the lesser of:

1.    The Automatic Acceptance Limits; or


2. The Pool's share of the difference between the amount of insurance provided by the Conditional Receipt (or Interim Receipt) and the Company's maximum retention assuming the life had been underwritten as standard. The Company's retention will include any amounts retained under any in force policies on the life.



                                   Article IV
                               Plan of Reinsurance


1. Life reinsurance ceded to the Pool under this Agreement shall be on a yearly renewable term basis for the Reinsurance Death Benefit under the policies shown in Exhibit II, issued by the Ceding Company.


2. Specimen copies of application, policy and rider forms, and any tables of rates and reserves which may be required for the proper administration of business reinsured under this Agreement shall be attached to and form an integral part of this Agreement. The Ceding Company shall inform the Pool of any changes that would entail a significant alteration of the risk for the Pool.
3. Reinsurance placed with the Pool shall follow the conditions of insurance contained in the respective policy or policies of the Ceding Company for the benefits reinsured hereunder.


4. The Pool shall not participate in the gross premium paid by the policyholder, policy fees, cost of insurance charges, expense charges, cash values, accumulation fund, dividends, nor any benefits not expressly referred to herein.



                                    Article V
                                  Consideration


1. The consideration to be paid by the Ceding Company to the Pool for the first month and each renewal month shall be the excess of Item a. over Item b. below:

      a. Reinsurance premiums equal to the rates shown in Exhibit V for the amount reinsured hereunder. The reinsurance premiums shall include appropriate substandard extra charges, flat extra premiums, and premiums for Waiver of Premium Disability benefits, if any.

      b. First year and subsequent discounts, in accordance with Exhibit IV.


2. Any annual reinsurance rates shown in Exhibits V and VI shall be multiplied by one-twelfth (1/12) in order to determine monthly reinsurance rates. Such monthly rates shall be rounded to four decimal places.


3. All reinsurance premiums payable by the Ceding Company to the Pool under this Agreement shall be paid on a policy year basis in arrears at the end of the quarter in which they become due regardless of the mode of premium payment of the particular policies reinsured.



4. For reasons relating to deficiency reserve requirements by the various state insurance departments, the premium rates cannot be guaranteed for more than one year. After one year, the Reinsurer may increase the reinsurance premium rates if the Ceding Company increases its COI's due to mortality deterioration. The Reinsurer may not increase premiums in excess of the valuation net premium. The Ceding Company agrees to notify the Reinsurer of any intent to raise rates on new or existing business.

                                   Article VI
                                 Tax Procedures


1. The Ceding Company and the Pool hereby enter into an election under Treasury Regulations Section 1.848-4(g)(8) whereby:

      a. For each taxable year under this reinsurance agreement, the party with net positive consideration, as defined in the regulations promulgated under Treasury Code Section 848, will capitalize specified policy acquisition expenses with respect to this reinsurance agreement without regard to the general deductions limitation of Section 848(c)(1).

      b. The Ceding Company and the Pool agree to exchange information pertaining to the amount of net consideration for all reinsurance agreements in force between them to ensure consistency for purposes of computing specified policy acquisition expenses.

      c. This election shall be effective as of the beginning of the taxable year, which includes the effective date of this Agreement and shall remain in effect for all subsequent taxable years for which this Agreement remains in effect.

2. The Pool will not reimburse the Ceding Company for any premium taxes.



                                   Article VII
                                     Claims


1. In the case of claims on any policy reinsured, the Pool shall pay to the Ceding Company the Reinsurance Death Benefit, provided that the Ceding Company pays the amount of the claim in full.


2. In cases where less than the full amount is paid or where any special expenses are involved in the settlement of claims (such as court and arbitration costs, special investigations, etc., but excluding salaries for employees of the Ceding Company), the Pool and the Ceding Company shall share proportionally in the risk insured and any special expenses, such proportion to be that determined in accordance with Exhibit II.


3. The Pool and the Ceding Company shall share in any increase or reduction resulting from the insured's misstatement of age or sex in proportion to their respective shares in the risk insured, such proportion to be that determined in accordance with Exhibit II.


4. The following claim paying procedures shall be applied to contestable claims of policies issued by the Ceding Company:

      CLAIMS UP TO $200,000: These claims shall be adjudicated and paid by the Ceding Company without consultation with any Pool Reinsurers. Pool Reinsurers will receive an initial claim notification. Requests for payment will include a death certificate and proof of payment only.

      CLAIMS FROM $200,001 TO $999,999: All Pool Reinsurers shall receive an initial claim notification, which will identify the Lead Reinsurer on the claim. If the claim is contestable, the Ceding Company shall send underwriting and investigation data to the assigned Lead Reinsurer. The Ceding Company shall only consult with the Lead Reinsurer before making a decision. If the Lead Reinsurer and the Ceding Company agree that the claim is payable, then the claims will be paid. The Ceding Company will then submit their claim to the remaining Pool Reinsurers along with the death certificate, the proof of payment, and a copy of the communication between the Lead Reinsurer and the Ceding Company that the claim is payable.

      CLAIMS OF $1,000,000 AND OVER: All Pool Reinsurers shall be involved in the review of the claim and will receive copies of all documents. Each Reinsurer shall be consulted prior to payment of the claim.

      CLAIM DENIALS OR REDUCED BENEFITS DUE TO SUICIDE: In either of these situations, each member of the Pool will be advised of the planned action. Each Pool Member will make the decision of either going with the prevailing claims decision, or will ask for copies of the claim file for their own review.

      Lead Claim Reinsurers may need to confer with the other Pool Reinsurers on unusually complex claim situations.


                              LEAD CLAIM REINSURERS

------------------------------------------- ------------------- --------------------
Lead                                              Quota             Lead Claim
Reinsurer                                         Share             Alpha Split

------------------------------------------- ------------------- --------------------
------------------------------------------- ------------------- --------------------
Allianz                                            20%                  A-F
------------------------------------------- ------------------- --------------------
------------------------------------------- ------------------- --------------------
General & Cologne Re                               20%                  G-K
------------------------------------------- ------------------- --------------------
------------------------------------------- ------------------- --------------------
Swiss Re                                           20%                  L-P
------------------------------------------- ------------------- --------------------
------------------------------------------- ------------------- --------------------
Munich                                             20%                  Q-U
------------------------------------------- ------------------- --------------------
------------------------------------------- ------------------- --------------------
Gerling                                            20%                  V-Z
------------------------------------------- ------------------- --------------------
------------------------------------------- ------------------- --------------------

------------------------------------------- ------------------- --------------------



The Pool's liability shall include indemnification of the Proportionate Share of any expenses incurred by the Ceding Company in defending or investigating a Policy claim except for:

(1)    salaries of employees or other internal expenses of the Ceding Company
       (2) routine investigative or administrative expenses;
(3) expenses incurred in connection with a dispute arising out of conflicting claims of entitlement to proceeds of a Policy which the Ceding Company admits are payable;
(4)    any gratuitous payments made by the Ceding Company and
(5) any punitive damages awarded against the Ceding Company, and expenses incurred in connection with such damages, which are based on the acts or omissions of the Ceding Company or its agents.

The Pool agrees to hold the Ceding Company harmless from certain expenses and liabilities that result from The Pool's own acts or omissions as provided in this paragraph. For this purpose, The Pool agrees to indemnify the Ceding Company for The Pool's equitable share of those punitive and exemplary damages awarded against the Ceding Company, and expenses incurred in connection with a claim for such damages, if:

(1) The Pool actively participated in the acts or omissions, including the decision to deny a claim for Policy benefits; and
(2) those acts or omissions serve as a material basis for the punitive or exemplary damages. The Pool equitable share shall be determined by an assessment of The Pool's participation in the particular case.



                                  Article VIII
                            Change of Original Policy


1. If the face amount of the policy is increased, according to the procedures in the policy, the Reinsurance Death Benefit will be redetermined as of the date of the increase and the proportion of the risk reinsured per
      Exhibit II will be recalculated based on the revised amounts. Such increases in the amount of coverage are subject to the submission of satisfactory evidence of insurability and to the limitations shown in
      Exhibit II.


2. If the face amount of the policy is decreased, the reduction in the Reinsurance Death Benefit will be shared in accordance with the proportion reinsured per Exhibit II.


3. If a policy of the Ceding Company lapses and is later approved for reinstatement by the Ceding Company in accordance with its usual underwriting standards, reinsurance of the excess over the Ceding Company's original retention resulting from said reinstatement shall be automatically reinstated by the Pool for an amount not exceeding that part of said policy originally reinsured with the Pool. Notice of such reinstatement shall be given to the Pool promptly, and the Pool shall receive copies of the reinstatement papers and its proportionate share of any adjustment, on the same terms as the Ceding Company has received under its policy.


4. Premiums and interest on reinstated reinsurance shall be payable only to the extent that the Company collects premiums and interest on such insurance.



                                   Article IX
                                   Accounting


1. Within the first thirty (30) days after the end of each calendar quarter the Ceding Company shall forward to the Pool a statement with the information described in Article II.


2. Should the amount owing be in favor of the Pool, the Ceding Company shall remit it simultaneously with the statement. Should the amount owing be in favor of the Ceding Company, the Pool shall remit same to the Ceding Company within twenty (20) working days from receipt of the statement.


3. The Pool shall examine the statement and notify the Ceding Company of any errors; these shall be rectified as soon as possible.


4. Claim payments shall be settled on an individual basis when they become due.



                                    Article X
                           Expenses of Original Policy


The Ceding Company shall bear the expense of all medical examinations, inspection fees and other charges incurred in connection with the original policy.



                                   Article XI
                              Errors and Omissions


1. The liability of the Pool in regard to any reinsurance under this Agreement shall not be affected by erroneous omissions from or entries on any monthly statement or reinsurance record. Any error affecting reinsurance premiums shall be rectified in the respective list subsequent to discovery.


2. If failure of either party to comply with any provision of this Agreement is shown to be unintentional and the result of misunderstanding or oversight, both parties shall be restored to the positions they would have occupied had no such error or oversight occurred.



                                   Article XII
                           Changes in Retention Limits


1. The reinsurance under this Agreement shall be maintained in force as long as the original policy carried by the Ceding Company shall be maintained in force without reduction except for reductions in amount otherwise covered in this Agreement and except as hereinafter provided.


2. In case the Ceding Company shall increase its regular limit of retention above the amounts shown in Exhibit III, a corresponding reduction may be made, at the option of the Ceding Company, in the reinsurance then in force under this Agreement. This reduction may be made after such policies have been in force for the minimum number of years indicated in Exhibit V.


3. In order to effect such reduction, the Ceding Company shall give written notice to the Pool requesting the reinsurance to be reduced in each case as will increase the amount of total insurance to be carried by the Ceding Company at its own risk to its then maximum, but if any policy of reinsurance shall be so reduced, all policies of reinsurance issued hereunder on such risks shall be similarly reduced subject to the restrictions herein. Such reductions shall take effect upon the next policy anniversary of the reinsured policies after the giving of notice to the Pool of the increase in retention or, if later, on the respective policy anniversary dates in accordance with Paragraph 2 above.


4. In the event that the Ceding Company overlooks any reductions or cancellations of reinsurance which should be made on account of such an increase in its retention limit, the acceptance by the Pool of reinsurance premiums under such circumstances and after the effective dates of the reductions or cancellations shall not constitute or determine a liability on the part of the Pool for such reinsurance, and the Pool shall be liable only for a refund of the premium so received.


5. Reinsurance of other risks, including risks of which no part is retained by the Ceding Company or where the Ceding Company does not retain its regular retention limit at issue, shall not be subject to reduction.



                                  Article XIII
                              Inspection of Records


Members of the Pool shall have the right, at any reasonable time, to inspect, at the office of the Ceding Company, all books, records and documents relating to the reinsurance under this Agreement.



                                   Article XIV
                                   Insolvency


1. In the event of insolvency of the Ceding Company, all reinsurance shall be payable directly to the liquidator, receiver or statutory successor of said Ceding Company, without diminution because of the insolvency of the Ceding Company.


2. In the event of insolvency of the Ceding Company, the liquidator, receiver or statutory successor shall give the Pool written notice of the pendency of a claim on a policy reinsured hereunder within a reasonable time after such claim is filed in the insolvency proceeding. During the pendency of any such claim, the Pool may investigate such claim and interpose in the name of the Ceding Company (its liquidator, receiver or statutory successor), but at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which the Pool may deem available to the Ceding Company or its liquidator, receiver or statutory successor.


3. The expense thus incurred by the Pool shall be chargeable, subject to court approval, against the Ceding Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Ceding Company solely as a result of the defense undertaken by the Pool. Where two or more Pools are participating in the same claim and a majority in interest elect to interpose a defense or defenses to any such claim, the expense shall be apportioned in accordance with the terms of the reinsurance agreements as though such expense had been incurred by the Ceding Company.


4. American National Insurance Company shall have the option, but not the obligation, to terminate this agreement for new business and existing reinsurance, and place the business with the remaining pool members, upon the occurrence of the following events:

      a) Pool Member becomes subject to insolvency or similar proceeding; or
      b) Pool Member applies for or consents to the appointment of a rehabilitator, conservator, liquidator or statutory successor of its properties or assets; or
      c) Pool Member becomes the subject of an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the domicile of the company; or
      d) Pool Member's RBC ratio falls below 300% of the authorized control level; or
      e) ANICO is denied reserve credit taken pursuant to this agreement by any state in which ANICO is licensed.

      ANICO must give written notice of intent to recapture. The effective date of recapture will be determined by ANICO, but will be no earlier than 30 days after the happening of any of the preceding events. The effective date of recapture must be within 120 days of the date that the Pool Member receives written notice.

      Upon receiving the notice, members of the Pool may appeal your decision, but this must be done no later than seven business day after their receipt of notice from ANICO.

      If any reinsurer is removed from participation in the pool due to this article, the remaining pool members will assume an equal share of the reinsurance that was in force with said reinsurer and any new business written after such removal up to a maximum pool share of 50%.



                                   Article XV
                             Agreement to Arbitrate


1. It is specifically agreed that, whether or not this reinsurance Agreement has been terminated for new business, any dispute or difference of opinion between the members of the Pool and the Ceding company arising out of or concerning the validity of this Agreement shall, in the absence of an amicable resolution between the parties, be submitted to and settled by a Panel of Arbitration.


2. Arbitration shall be initiated upon receipt by one party of written request from the other invoking the terms of this Article.


3. The Panel of Arbitration shall consist of three members unless the parties agree in writing to appoint and abide by the decision of a single Arbitrator.

a. The single Arbitrator shall be named by the parties within thirty (30) days of their mutual agreement to use a one-member Panel of Arbitration.

b. Under a three-member Panel of Arbitration, each of the two parties shall, within 30 days of the provisions of this Article being invoked, appoint an Arbitrator.

c. An arbitrator shall be an active or retired executive from the life insurance industry. Each Arbitrator must be knowledgeable about life insurance and life reinsurance and the aspect thereof, which is the basis of the dispute or difference of opinion.

d. Within thirty (30) days after the second of the foregoing appointments is made, the two Arbitrators shall, by mutual agreement, appoint a third Arbitrator. If a third Arbitrator cannot be agreed on within such time, a list of at least five qualified and available Arbitrators will be obtained from the American Arbitration Association (AAA) or its successor organization, and the third Arbitrator will, within 15 days thereafter, be selected from such list by mutual agreement of the two appointed Arbitrators. If mutual agreement is again not reached within the prescribed time, the appointment of the third Arbitrator shall be made as soon as possible thereafter by the AAA.

4. The Panel of Arbitration shall not be bound by formal rules of legal procedure and shall regard this Agreement from the standpoint of equity and the customary practices of the life insurance and life reinsurance industries rather than from a strict interpretation of the applicable law.


5. The Panel of Arbitration shall decide the issue by majority vote and shall render a written decision within sixty (60) days after completion of the Panel of Arbitration unless the Pool and the Ceding Company both agree to extend the period of deliberation. The arbitration proceedings will be held in Galveston, Texas. The decision of the Panel of Arbitration shall be accepted by the Pool and the Ceding Company without right of appeal.


6. Expenses of each Arbitrator selected by the Pool and the Ceding Company individually shall be the responsibility of the relevant appointing party. Expenses of the single or the third Arbitrator, as applicable, and all other costs of the process of Arbitration, including any fees due the American Arbitration Association, shall be shared equally by the Pool and the Ceding Company.



                                   Article XVI
                              Parties to Agreement


This is an Agreement solely between the Ceding Company and the Pool. The acceptance of reinsurance hereunder shall not create any right or legal relation whatever between the Pool and the insured or the beneficiary under any policy of the Ceding Company, which may be reinsured hereunder.



                                  Article XVII
                       Duration of Agreement; Termination


1. This Agreement shall be unlimited as to its duration, but may be terminated at any time, for new reinsurances only, by either party giving thirty (30) days notice of termination in writing to the other. The Pool shall continue to accept reinsurance during the thirty (30) days aforesaid and shall remain liable on all reinsurance already placed in force under the terms of this Agreement until such contracts are terminated between the original insured and the Ceding Company.


2. In the event of non-payment of any amounts due hereunder by either party, except as provided by Article XII Errors and Omissions, the other party shall have the right to cancel all reinsurance in force under this Agreement by giving thirty (30) days written notice.


                                  Article XVIII
                                  Construction


This written Agreement represents the entire Agreement between the parties. This Agreement shall be construed and administered in accordance with the laws of the State of Texas and the rights and obligations of this Agreement shall, at all times, be regulated under the laws of the State of Texas.

                                   Article XIX
                            Effective Date; Execution


American National Insurance Company and members of the Pool declare that this Agreement and all its terms shall be effective as of April 1, 2000 and shall apply to eligible policies applied for on and after such date, notwithstanding that such policies may have been backdated for up to six (6) months to save age. In witness whereof, they have, by their respective officers, executed and delivered this Agreement in duplicate.



For American National Insurance Company



By:                                                         Attest:
               --------------------------------------------


Title:                                                      Date:
               --------------------------------------------

For Allianz Life Insurance Company of North America



By:                                                         Attest:
               --------------------------------------------


Title:                                                      Date:
               --------------------------------------------

For General Cologne Re



By:                                                         Attest:
               --------------------------------------------


Title:                                                      Date:
               --------------------------------------------

For Swiss Re Life & Health America



By:                                                         Attest:
               --------------------------------------------


Title:                                                      Date:
               --------------------------------------------

For Munich American Reassurance Company



By:                                                         Attest:
               --------------------------------------------              -


Title:                                                      Date:
               --------------------------------------------

For Gerling Global Life Insurance Company



By:                                                         Attest:
               --------------------------------------------


Title:                                                      Date:
               --------------------------------------------              -

                                   Exhibit II
               Limits and Special Conditions for the First Excess


1. Policy Plans Covered: All UL forms currently being issued.


2.    First Excess

      The First Excess of the Ceding Company to be automatically covered under this Agreement, including previous reinsurances ceded by the Ceding Company on the same life, is defined as follows:

      a.   Life Insurance

           The First Excess of Life Insurance for any policy is defined as the amount of Death Benefit provided by the policy minus the Accumulation value at issue which is included in the Death Benefit and minus the Ceding Company's retention as shown in Exhibit III. The proportion of the policy reinsured is defined as the First Excess divided by the sum of the First Excess and the Ceding Company's retention. Such First Excess shall be limited as follows:

           (i) Standard and Substandard risks written by the Ceding Company in the U.S., up to and including Table 16 (500% total mortality), or corresponding flat extras.

           (ii) 10 X the retention of the Ceding Company, but not more than $7,000,000 on any one life.

           (iii) The minimum initial amount of coverage will be $100,000. The minimum amount for reinsurance to continue will be $25,000.

           Coverage provided hereunder is limited to reinsurance of Death Benefit Insurance provided by the policy, and excludes participation in cash values or any other benefits.

           Automatic reinsurance is provided for increases resulting from changes in existing insurance coverage as provided in the policy subject, however, to the automatic coverage limit defined herein. Increases above the automatic coverage limit will be ceded facultatively.

      b.   Waiver of Premium Disability Benefits

           Same as for Life Insurance, subject to age and substandard issue limits imposed by the Ceding Company on such risks.

      c.   Accidental Death Benefits

           Premiums for accidental death shall be as shown in Exhibit V.

                                   Exhibit II
                                   (Continued)


3.    Supplementary Benefit Forms

      Supplementary benefits to be covered automatically under this Agreement shall be those provided in the following policy forms issued by the Ceding
      Company:

      Waiver of Premium Disability Benefits, Form No. ULDW91
    Accidental Death Benefit,  Form No. ULADB83

4.    Overall Limits

      Automatic coverage of any risk for Life Insurance with or without Waiver of Premium Disability benefits shall be granted under this Agreement only if, according to the Ceding Company's papers, the overall sum in force and applied for on the same life with all insurance companies does not exceed $10,000,000 of Life Insurance with or without Waiver of Premium Disability benefits.

      Automatic coverage of any risk for Accidental Death benefits shall be granted under this Agreement only if, according to the Ceding Company's papers, the overall sum in force and applied for on the same life with all insurance companies does not exceed $250,000 of Accidental Death benefits.


5. For the purpose of this Agreement, the Reinsurance Death Benefit shall be rounded to the nearer dollar and shall be equal to the Death Benefit on the reinsured policy less the total accumulation value on the reinsured policy less the Ceding Company's retention on the reinsured policy.



                                   Exhibit III
                                Retention Limits


American National will retain 10% of the face amount. Maximum retention for any one life will be $700,000 for American National.

                      Waiver of Premium Disability Benefits

                           Same as for Life Insurance

                            Accidental Death Benefits

                                    $250,000

                                   Exhibit IV
                              Reinsurance Discounts
          As percent of `75-80' Select & Ultimate Table(Male & Female)




                                 Standard Risks


                                       All
         All Plans, All Ratings                                 Years
           Tobacco Non-User     Prefered                72%
                                           Standard                         52%
           Tobacco User                                                      2%




                                Substandard Risks


For substandard risks where the monthly cost of insurance is determined as a multiple of the standard monthly cost of insurance corresponding to the total mortality of the risk, the same commissions as above shall apply

                                    Exhibit V
                      Reinsurance Premiums - Life Insurance


A. Premiums for reinsurance per life

      Life reinsurance premium rates shall be the 75-80 Select and Ultimate Insurance rates attached, and life reinsurance premiums shall be calculated in accordance with Article V. Any increases with evidence of insurability will be treated as a new issue. Any increases without evidence of insurability in accordance with the policy provisions shall be based on the attained age and duration since issue of the original policy.
      Exhibit V
B. Life reinsurance premiums shall be calculated as follows:

           1. For standard risks, by multiplying the Reinsurance Death Benefit by the appropriate premium rates from the respective schedules attached.

           2. For substandard risks accepted subject to Table Ratings, by adding the Table extra premiums to the corresponding standard premiums calculated from Paragraph a. above. Table extra premiums are determined as the products of the Reinsurance Death Benefit and the appropriate Extra Premiums from the respective schedules attached, multiplied by the applicable Rating Factor from the Table below Times 25%.


           3. Life reinsurance premiums for substandard risks accepted subject to a flat extra premium shall be the sum of:

                 (i) The applicable standard or substandard reinsurance premiums, calculated from Paragraphs 2.a. and 2.b. preceding, and

                 (ii) The following percentages of the policy annual flat extra premiums applicable to the initial Reinsurance Death Benefit hereunder on such risks on a monthly basis:

                          Term of Flat
                          Extra Premium             First Year     Renewal Years

                          More than five years                   25%         90%
                          Five years or less                     90%         90%


C. The reinsurance premiums for Waiver of Premium Disability benefits shall be the following percentages of the premium which the Ceding Company charges the insured on the Reinsurance Death Benefit:

              First Year              Renewal Years

                  0%                       90%


D. Reinsurance Premiums ADB (rates per $1,000)

              First year            .25
              Renewal                       .90


E. Periodic listings to be forwarded to the Pool by the Ceding Company in accordance with Article II Mode of Notification and Cession, shall identify "Smoker", "Nonsmoker", or "Composite" risks separately.


F. Reinsurances ceded on these rate schedules shall be eligible for reduction in accordance with Article XIII Changes in Retention Limits, after they have been in force for at least five (5) years.



                                   Exhibit VI
                             List of Risks Reinsured



                                 Universal Life


A List of Risks Reinsured, showing all renewing policies, should be prepared and submitted monthly, quarterly or annually according to the terms of the Agreement. At least once a year, at the end of each year, a list must be submitted by the Ceding Company to the Pool including ALL risks reinsured under this Agreement. Premiums due should be included only for the period being reported. The information required to be shown on such lists is set out below.


A.    Policy Number
B. Name of Insured (Minimum is Surname and First Initial; prefer to have First Name and Middle Initial as well.)
C.    Sex
D.    Date of Birth (Month, Day, Year) E. Issue Age F.* Attained Age
G. Policy Date (Month, Day, Year) or Date of Increase/Decrease in Specified Amount H. Transaction Code (In Force)
      1. First Year, Newly Reported (i.e., New Business)
      2. First Year, Previously Reported (i.e., Renewal Business in First Policy
      Year) 3. Renewal
I. Substandard Rating (Table, Mortality Percentage, Flat Extra Amount and Duration; Show Multiple of Standard for ADB or WP.)
J. Plan or Plan Code (If more than one plan is covered by the Agreement) K. Underwriting Class (Smoker, Nonsmoker, Preferred, etc.)
L. Specified Amount Issued (Life, ADB, WP)
M. Death Benefit Option (i.e., cash value is included in Specified Amount or additional to Specified Amount)
N.*   Current Death Benefit (under original policy)
O.*   Cost of Insurance (under original policy)
P.    Proportion Reinsured This Policy
Q.    Reinsurance Death Benefit (or Amount Reinsured if ADB or WP)
R.    Reinsurance Premium (Life, ADB, WP)
S.    Reinsurance Commission (Life, ADB, WP)
T.*   Net Cash Amount Due the Pool (Life, ADB, WP)
U.*   Automatic or Facultative



* Desirable but not required

                                   Exhibit VI
                                   (Continued)



There should be separate subtotals for all items listed below. Each subtotal should include:

Policy Count (Life - separately for New Business, Renewals and Combined) Reinsurance Death Benefit (separately for New Business, Renewals and Combined) Reinsurance Premium (separately for First Year, Renewals and Combined) Reinsurance Commission (separately for First Year, Renewals and Combined) Net Amount Due the Pool (separately for First Year, Renewals and Combined).

It is not necessary to adhere strictly to the set of transaction codes shown above as long as the appropriate subtotals and totals can be provided.

The various policy details including Reinsurance Death Benefit and Proportion Reinsured This Policy shown on the List of Risks Reinsured should correspond to the in force after any changes reported concurrently on the List of Amendments. A grand total each reporting period for Policy Count in force and Reinsurance Death Benefit in force (separately for New Business, Renewals and Combined)will be provided. A separate total of ADB in force will be provided, however, the total will not be broken down into New Business and Renewals.

A grand total of Reinsurance Premium, Reinsurance Commission and Net Amount Due the Pool, including all in force and amendments, should be shown (separately for First Year, Renewals and Combined categories). Separate totals should be provided for Life, ADB and WP. This may be shown on the List of Risks Reinsured or may be included in a separate summary.

Where premiums for more than one period are being reported on a single list, the basic identification (Policy Number, Name of Insured, Sex, Date of Birth, Age and Policy Date) need be shown only one time on the first line for the policy. Subsequent lines should each relate to a different period and the period involved should be indicated.

Although an increase or decrease in Specified Amount will not, as a rule, result in the issuance of a new policy, the amount of such increase or decrease should be reported separately from the base Specified Amount so that differences in premium or commission rates can be reflected. For example, the amount of increase in specified Amount might involve a substandard rating that differs from the rating for the base Specified Amount. In any such case, a separate policy number suffix will be assigned.

Any significant deviations from these reporting guidelines must be agreed to by the Pool.

                                   Exhibit VII
                               List of Amendments



                                 Universal Life


Each List of Amendments (monthly, quarterly or annual) should show details for each policy for which any transaction (see codes 4-12 below) occurred which has an effect on either the Reinsurance Death Benefit, Reinsurance Premium or Reinsurance Commission. The basic policy details to be shown include the following:


a.    Policy Number
b.    Name of Insured
c.*   Date of Birth
d. Transaction Code (Changes to In Force) 4. Termination Without Value 5. Policy Not Placed (NTO) 6. Surrender (Full or Partial) 7. Reinstatement 8. Increase in Specified Amount 9 Decrease in Specified Amount
   10.Conversion or Change of Plan (e.g., Option A to Option B)
   11.Death
   12.Other (Please Describe)
e.    Effective Date of Transaction
f. Net Increase or Decrease in Reinsurance Death Benefit from the Reinsurance Death Benefit last reported to the Pool before the change
g. Reinsurance Premium Adjustment (separately for First Year/Renewal) h. Reinsurance Commission Adjustment (separately for First Year/Renewal) i. Net Adjustment Due the Pool (separately for First Year/Renewal)


Subtotals of policy count and Reinsurance Death Benefit should be provided for each transaction code where the transaction is such that the Life policy count in force is altered by the transaction. For items g, h and i only grand totals are required (separately for First Year/Renewal/Combined).

The premium and commission adjustments should include adjustments up to the current reporting period (e.g., month, quarter). Premiums and commissions for the current reporting period should appear on the List of Risks Reinsured.

It is not necessary to adhere strictly to the set of transaction codes shown above as long as the amendments are clearly identified and appropriate subtotals and totals can be provided.


* Desirable but not required